SUPERTEX, INC.		PRESS RELEASE
FOR IMMEDIATE RELEASE	Contact:	Dr. Henry C. Pao
May 05, 2005		President & CEO
	Tel:	408-222-8888
	Fax:	408-222-4800
	Email:	investors@supertex.com

SUPERTEX REPORTS FOURTH FISCAL QUARTER
AND FISCAL YEAR-END RESULTS

Sunnyvale, CA (May 05, 2005) - Supertex, Inc. (NASDAQ: SUPX) reported that for the fourth fiscal quarter ended April 2, 2005, net sales decreased 13% to $11,843,000 from $13,590,000 for the same quarter in the prior fiscal year, and decreased 21% sequentially from the prior quarter of $14,925,000. Net income for the quarter increased 49% to $433,000 or $0.03 per share on a diluted basis from $290,000 or $0.02 per share for the same quarter of the prior fiscal year but decreased 81% sequentially compared to $2,250,000 or $0.17 per share for the prior quarter.

For the fiscal year ended April 2, 2005 net sales increased 10% to $56,558,000 from $51,394,000 in the prior year, while net income increased 199% to $6,459,000 from $2,160,000 in the prior year.

Dr. Henry Pao, President and CEO, commented, “Our fourth fiscal quarter sales came in well below our expectations, primarily because of an unexpected substantial push-out in our backlighting driver IC business by one of our major customers and because of our foundry business declining faster than anticipated. Based on our current backlog and customer forecasts, the backlighting IC business will recover in the first fiscal quarter and grow throughout the year. The foundry business is projected to remain at about the fourth quarter level. Gross margin for the quarter decreased approximately by 3.5% to 49.3% from the prior quarter, while sales decreased by 21%. Inventory was $12.6 million, an increase of approximately $733,000 from the prior quarter. The inventory build-up was primarily in our backlighting ICs, necessary to support customer backlog and forecasts. Cash flow from operating activities remained positive. R&D spending increased 22% from the prior quarter because several new product and new process technology development projects were ramped up to support customer needs. We expect R&D spending for the new fiscal year to stay at about the same rate as a percentage of sales as the prior year of 17%. Design win activities have been strong. We plan to introduce several exciting new products in our first fiscal quarter.”

He added, “Our Sarbanes-Oxley related expenses, in particular for the Section 404 compliance work, skyrocketed to $510,000 in the fourth fiscal quarter, not including significant internal costs. We expect these expenses to slow down going forward. We are pleased that this quarter of transition is behind us. Customer order lead times continued to be short although our major customers have given us longer forecasts now. Our book to bill ratio is significantly above 1.1, giving us more confidence in projecting sequential quarterly top line growth in excess of 20% for the June quarter.”

Conference Call Details

The company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on May 05, 2005, following the earnings release. President and Chief Executive Officer, Dr. Henry C. Pao and Executive Vice President, Richard E. Siegel will present an overview of the fourth fiscal quarter and fiscal year-end financial results, discuss current business conditions and then respond to questions.

The call is available live to listen or ask questions by dialing 800-540-0559 (domestic) or 785-832-1508 (toll, international) before the scheduled start time and requesting to be connected to the Supertex Quarterly Earnings Release Call. A recorded replay will be available until 11:59 p.m., EDT, May 19, 2005 by dialing 800-934-7836 (domestic) or 402-220-6984 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage interface products for use in the telecommunications, networking systems, flat panel displays, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at www.supertex.com.

For further information, contact Dr. Henry C. Pao at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our Website at http://www.supertex.com.

Forward Looking Statements

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They include that the fourth quarter of fiscal 2005 was one of transition which is behind us, that our revenue will grow sequentially in excess of 20% during the first quarter of fiscal 2006, that our research and development spending will continue at the same rate as a percentage of sales as the prior year, and that our Sarbanes-Oxley related expenses will slow down in future quarters, and our plan to introduce several new products during the quarter. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products, including products currently in the pre-production stage, which incorporate our products, whether competitors introduce products at lower prices than our products causing price erosion, whether we encounter manufacturing or design issues which impede our move of products from engineering into manufacturing, and whether we have indeed done most of the work to document and test our internal controls as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. These forward-looking statements are based on our goals and objectives and our assumptions about, and assessment of, the future and may or may not prove true. They speak only as to the date of this release, and we undertake no obligation to publicly release updates or revisions to these statements.

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three-months Ended		Fiscal Year Ended
	(in thousands, except per share amounts)
	April 2, 2005	April 3, 2004	April 2, 2005	April 3, 2004
Net sales	$11,843	$13,590	$56,558	$51,394
Cost of sales	6,002	8,423	27,545	30,938
Gross profit	5,841	5,167	29,013	20,456
Research and development	2,538	2,646	9,780	9,570
Selling, general and administrative	3,183	2,617	11,583	9,760
Income from operations	120	(96)	7,650	1,126
Interest and other income, net	445	517	1,909	2,004
Income before income taxes	565	421	9,559	3,130
Provision for income taxes	132	131	3,100	970
Net income	$433	$290	$6,459	$2,160
Net income per share
Basic	$0.03	$0.02	$0.50	$0.17
Diluted	$0.03	$0.02	$0.49	$0.17
Shares used in per share computation
Basic	13,071	12,848	12,985	12,758
Diluted	13,343	13,163	13,239	13,051

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	April 2, 2005	April 3, 2004
	(in thousands)
ASSETS
Cash and cash equivalents	$38,634	$57,717
Short term investments	49,783	18,407
Accounts receivable, net	7,898	7,667
Inventories, net	12,624	12,606
Deferred income taxes	6,322	4,989
Other current assets	917	642
Total current assets	116,178	102,028
Property, plant and equipment	7,992	9,731
Other assets	96	94
Deferred income taxes	2,111	944
TOTAL ASSETS	$126,377	$112,797
LIABILITIES
Trade accounts payable	$3,280	$2,354
Accrued salaries, wages and employee benefits	8,720	7,449
Other accrued liabilities	634	481
Deferred revenue	3,610	3,254
Income taxes payable	3,038	1,485
Total current liabilities	19,282	15,023

SHAREHOLDERS' EQUITY
Common stock	35,343	32,134
Retained earnings	71,752	65,640
Total shareholders' equity	107,095	97,774
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$126,377	$112,797